Exhibit 5.1

June 13, 2005

Credence Systems Corporation

1421 California Circle

Milpitas, California 95035

Ladies and Gentlemen:

At your request, we have examined the registration statement on Form S-3 filed by Credence Systems Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on June 13, 2005 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of up to 615,157 shares of the Company’s common stock, $0.001 par value (the “Stock”), being offered by certain selling stockholders specified therein (the “Selling Stockholders”).

As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Stockholders in connection with the sale by the Selling Stockholders of up to 615,157 shares of Stock.

It is our opinion that the 615,157 shares of Stock that may be sold are legally and validly issued, fully paid and nonassessable.

We are furnishing this opinion to the Company solely in connection with the Registration Statement. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the registration statement, the prospectus constituting a part thereof and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP